UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 8, 2015 (July 7, 2015)

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12209	34-1312571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Throckmorton, Suite 1200 Ft. Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 870-2601

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 7, 2015, the Board of Directors of Range Resources Corporation (the “Company”) announced an increase to the size of the Board from ten to eleven members and the appointment of Brenda A. Cline to serve as a director of the Company. Effective the same date, Ms. Cline has been appointed to serve on the Audit Committee of the Board.

Ms. Cline has served as Executive Vice President, Chief Financial Officer and Secretary Treasurer of the Kimbell Art Foundation from 1993 to present. In addition, since 2004 she has been an independent trustee for American Beacon Funds and an independent director for Tyler Technologies. Ms. Cline has also been a contract author for Thomson Rueters from 1993 through 2013 and worked in various audit positions for Ernst and Young LLP from 1982 through 1993. The Company’s independent audit firm is Ernst and Young LLP. Ms. Cline received her bachelor of business administration degree from Texas Christian University.

Family Relationships. No family relationship has ever existed between Ms. Cline and any current director or executive officer of the Company or any person contemplated to become such.

Related Party Transactions. There are no related party transactions between the Company and Ms. Cline reportable under Item. 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreements. As Ms. Cline is a non-employee director, the Company has not entered into an employment agreement with Ms. Cline. There are no arrangements between Ms. Cline and any other person pursuant to which Ms. Cline was selected as a Company director. Ms. Cline will receive the same compensation as the Company’s other non-employee directors. Upon her election as a director, Ms. Cline received an equity grant under the Company’s 2005 Equity Based Compensation Plan consisting of 4,608 shares of restricted stock.

Independence. The Board has determined that Ms. Cline is “independent” under the rules of the New York Stock Exchange and SEC rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGE RESOURCES CORPORATION

By:	/s/ David P. Poole
David P. Poole Senior Vice President-General Counsel and Corporate Secretary

Date: July 7, 2015

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